Exhibit 3.50

Liberty Star Finds Bonanza Grade Gold Samples up to 85.8 g/t over 1’ at the Red Rock Canyon Gold Exploration Property, SE Arizona

TUCSON, AZ–(July 09, 2024)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCMarkets: LBSR) updates initial channel sampling assay results to date from its wholly owned Red Rock Canyon Gold Project (RRC) within its Hay Mountain Project in southeast Arizona. The RRC may possess commercially important metals associated with porphyry copper-gold-moly geologic structures, well represented in the area from central Arizona to northern Mexico. The presence of bonanza grade gold on this first outing is consistent with findings from previous investigations of the area (2020 / 2021 geochemical sampling). Overall, these findings reinforce the Company’s expectation that the RRC may possess significant quantities of near surface high grade gold.

These current results are from channel samples across 23 jasperoid lenses, comprising 116 samples total, including QA/QC samples submitted to the ALS Labs facility in Tucson, Arizona. Channel sampling continues in the area with additional samples expected to go the ALS lab in about two weeks.

Recent field work has identified numerous subcrops of jasperoid represented on the surface by elongated zones of iron oxide-stained jasper and jasper breccia float. Grab samples will be collected and analyzed to facilitate planning for a future, mechanized phase of the project.

Chief Geologist Jim Bryce comments, “This is exciting news, with over 30% of the lenses sampled so far reporting more than 1.5 g/t Au over their full widths, and those that don’t are still mineralized. The scattered high to bonanza grades encountered are correlating well with historical chip sampling on some of the lenses ranging from 14.9 g/t to 85.8 g/t. Our next steps will be to continue with the channel sampling and begin to get this information into a 3D modelling software to better understand the RRC mineralization and plan for future work on the site. The information gained by this survey will be instrumental in helping us to expand the known mineralization at RRC through drilling. The grades we have seen to date indicate the presence of a broad, epithermal gold system within the RRC boundaries. This system is almost certainly related to the suspected copper/gold porphyry system nearby in the Hay Mountain property.”

A summary table of results greater than 1.5 g/t is provided below:

Lense	Sample #	From ‘	To ‘	Assay
2	475696	8	10	1.74
3	475704	8	10	3.62
4	475708	4	6	4.42
6	475718	2	4	2.28
7	475727	2.66	4	38.3
8	475733	2	3	85.8
11	475747	2	3	2.03
12	475752	3.33	5.08	14.9
14	475755	2	4	1.505
15	475762	2.33	3.5	16.2
18	475775	2	3	3.24
20	475782	1	2	1.775
	475784	3	4	2.37
21	475786	2	4	1.73
	475792	3	4	3.02

Liberty Star Minerals follows industry standards with regards to sample collection, chain of custody and Quality Assurance – Quality Control. QA/QC samples consist of blanks, standards and sample duplicates. These are inserted into the sample stream every 10th sample. All samples are delivered directly to the ALS preparation laboratory in Tucson AZ, which ships the final prepared pulps to the main ALS analytical laboratory in Vancouver Canada.

ON BEHALF OF THE BOARD OF DIRECTORS

Liberty Star Minerals

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About Liberty Star Liberty Star Uranium & Metals Corp. (LBSR: OTCQB), d/b/a Liberty Star Minerals, is an Arizona-based mineral exploration company engaged in the acquisition, exploration, and development of mineral properties in Arizona and the southwest USA. Currently the company controls properties which are located over what management considers some of North America’s richest mineralized regions for copper, gold, silver, molybdenum (moly), and associated metals in Cochise County (southeast) Arizona, USA. Contiguous with the primary Hay Mountain porphyry exploration target, and part of the overall Hay Mountain property, is an increasingly attractive area of exploration stage gold mineralization denominated Red Rock Canyon. Red Rock Canyon exhibits what we believe are extensive, promising hydrothermal associated gold-bearing structures that are documented in historical public and Company records. The Hay Mountain property (exploration stage) for porphyry copper, gold, moly and other commercially important minerals. Specific targets have been selected to explore for near surface and deep-seated ore bodies, of which there are numerous analogs nearby.

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Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions. Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2024, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters on October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2022. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

Jul 09, 2024	Contact:
Liberty Star Minerals |	Liberty Star Minerals
Liberty Star Uranium & Metals Corp.	Tracy Myers, Investor Relations
LBSR: OTCQB	520-425-1433 – info@lbsr.us
http://www.lbsr.us